GECC SERIES A FIXED RATE PRICING SUPPLEMENT
PROSPECTUS	Pricing Supplement No. 3628
Dated September 7, 2000	Dated February 14, 2001
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 5, 2000	No. 333-40880

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: February 14, 2001

Settlement Date (Original Issue Date): February 21, 2001

Maturity Date: February 22, 2011

Principal Amount (in Specified Currency): $750,000,000

Price to Public (Issue Price): 99.749%

Agent's Discount or Commission: 0.425%

Net Proceeds to Issuer: $744,930,000

Interest Rate Per Annum: 6.125%

Interest Payment Date(s):

X August 22 and February 22 of each year commencing August 22, 2001 (with respect to the period from and including February 21, 2001 to but excluding August 22, 2001) and on the Maturity Date.

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP No.: 36962GWB6

ISIN No.: US36962GWB66

Common Code: 021512759

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

(Fixed Rate)
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Pricing Supplement No. 3628
Dated February 14, 2001
Rule 424(b)(3)-Registration Statement
No. 333-40880

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Additional Information:

Recent Development.

On May 25, 2000, our Board of Directors adopted resolutions approving the reincorporation and change of domicile of General Electric Capital Corporation from New York to Delaware. This reincorporation is currently expected to occur in the first or second quarter of 2001.

General.

At September 30, 2000, the Company had outstanding indebtedness totaling $189.922 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2000 excluding subordinated notes payable after one year was equal to $189.224 billion.

(Fixed Rate)
Page 3
Pricing Supplement No. 3628
Dated February 14, 2001
Rule 424(b)(3)-Registration Statement
No. 333-40880

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months ended September 30, 2000
1995	1996	1997	1998	1999
1.51	1.53	1.48	1.50	1.60	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Lehman Brothers Inc. (the "Underwriter"), as principal, at 99.749% of the aggregate principal amount less an underwriting discount equal to 0.4250% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.